As filed with the Securities and Exchange Commission on May 20, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Replimune Group, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	82-2082553
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

500 Unicorn Park
Woburn, MA 01801

(Address of Principal Executive Offices)

Replimune Group, Inc. 2018 Omnibus Incentive Compensation Plan

Replimune Group, Inc. Employee Stock Purchase Plan

Replimune Group, Inc. Inducement Stock Option Award

Replimune Group, Inc. Inducement Restricted Stock Unit Award

(Full Title of the Plans)

Philip Astley-Sparke
Chief Executive Officer
500 Unicorn Park
Woburn, MA 01801

(781) 222-9600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Timothy J. Corbett
Morgan, Lewis & Bockius LLP
One Federal Street
Boston, MA 02110

(617) 341-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.001 par value per share
2018 Omnibus Incentive Compensation Plan	4,807,055	(2)	$35.05	(3)	$168,487,278	(3)	$18,381.96
Employee Stock Purchase Plan	1,201,763	(4)	$29.79	(5)	$35,800,520	(5)	$3,905.84
Inducement Stock Option Award to Sushil Patel	125,000	(6)	$36.75	(7)	$4,593,750	(7)	$501.18
Inducement Restricted Stock Unit Award to Sushil Patel	88,333	(8)	$35.05	(3)	$3,096,072	(3)	$337,78
Total	6,222,151				$211,977,620		$23,126.76

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock, $0.001 par value per share (“Common Stock”), that become issuable under the above named plans by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of Common Stock.
(2)	Represents additional shares of Common Stock authorized for issuance under the Replimune Group, Inc. 2018 Omnibus Incentive Compensation Plan (the “2018 Plan”) pursuant to certain provisions of the 2018 Plan that provide for an automatic annual increase in the number of shares of Common Stock authorized for issuance under the 2018 Plan.
(3)	Estimated in accordance with Rules 457(c) and (h) promulgated under the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on May 17, 2021.
(4)	Represents additional shares of Common Stock authorized for issuance under the Replimune Group, Inc. Employee Stock Purchase Plan (the “ESPP”) pursuant to certain provisions of the ESPP that provide for an automatic annual increase in the number of shares of Common Stock authorized for issuance under the ESPP.
(5)	Estimated in accordance with Rules 457(c) and (h) promulgated under the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on May 17, 2021, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the ESPP.
(6)	Represents the maximum number of shares of Common Stock issuable pursuant to the inducement stock option award made to the Chief Commercial Officer of the Registrant, Sushil Patel, in accordance with the provisions set forth in that certain Employment Agreement by and between the Registrant and Patel, dated February 10, 2021, as amended and restated on May 17, 2021 (the “Employment Agreement”) and the inducement grant exception under NASDAQ Listing Rule 5635(c)(4).
(7)	Estimated in accordance with Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee based upon the exercise price of the options outstanding under the inducement stock option award to Mr. Patel.
(8)	Represents the maximum number of shares of Common Stock issuable pursuant to the inducement restricted stock unit award made to Patel in accordance with the Employment Agreement and the inducement grant exception under NASDAQ Listing Rule 5635(c)(4).

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering (i) an additional 4,807,055 shares of common stock of Replimune Group, Inc. (the “Registrant”) to be issued pursuant to the Replimune Group, Inc. 2018 Omnibus Incentive Compensation Plan (the “2018 Plan”) pursuant to certain provisions of the 2018 Plan that provide for an automatic annual increase in the number of shares of common stock authorized for issuance under the 2018 Plan, (ii) an additional 1,201,763 shares of common stock of the Registrant to be issued pursuant to the Replimune Group, Inc. Employee Stock Purchase Plan (the “ESPP”) pursuant to certain provisions of the ESPP that provide for an automatic annual increase in the number of shares of common stock authorized for issuance under the ESPP, (iii) 125,000 shares of common stock of the Registrant, which may be issued pursuant to the inducement stock option award made to the Chief Commercial Officer of the Registrant, Sushil Patel, in accordance with the provisions set forth in the certain Employment Agreement by and between the Registrant and Mr. Patel, dated February 10, 2021, as amended and restated on May 3, 2021 (the “Employment Agreement”), and the inducement grant exception under NASDAQ Listing Rule 5635(c)(4), and (iv) 88,333 shares of common stock of the Registrant, which may be issued pursuant to the inducement restricted stock unit award made to Mr. Patel in accordance with the provisions set forth in the Employment Agreement and the inducement grant exception under NASDAQ Listing Rule 5635(c)(4).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of this Registration Statement have been or will be sent or given to the participating employee as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the Commission. Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021 filed with the Commission on May 20, 2021 (the “Annual Report”); and

•	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on July 17, 2018, as updated by “Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities and Exchange Act of 1934” as filed as Exhibit 4.3 to the Annual Report, and any amendment or report filed for the purposes of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Names Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

As permitted by Delaware law, our third amended and restated certificate of incorporation provides that, to the fullest extent permitted by Delaware law, no director will be personally liable to us or our investors for monetary damages for breach of fiduciary duty as a director. Pursuant to Delaware law, such protection would not be available for liability:

•	for any breach of a duty of loyalty to us or our investors;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for any transaction from which the director derived an improper benefit; or

•	for an act or omission for which the liability of a director is expressly provided by an applicable statute, including unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL.

Our third amended and restated certificate of incorporation also provides that if Delaware law is amended after the approval by our investors of the amended and restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.

Our amended and restated bylaws further provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also authorize us to indemnify any of our employees or agents and permit us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

In addition, our amended and restated bylaws provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the amended and restated bylaws are not exclusive.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, would require us to indemnify each director and officer to the fullest extent permitted by Delaware law, our third amended and restated certificate of incorporation and our amended and restated bylaws, for expenses such as, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action by or in our right, arising out of the person’s services as our director or executive officer or as the director or executive officer of any subsidiary of ours or any other company or enterprise to which the person provides services at our request. We have obtained and intend to maintain directors’ and officers’ liability insurance.

The Commission has taken the position that personal liability of directors for violation of the federal securities laws cannot be limited and that indemnification by us for any such violation is unenforceable. The limitation of liability and indemnification provisions in our third amended and restated certificate of incorporation and amended and restated bylaws, may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

Exhibit Index

Exhibit		Incorporated by Reference			Filed
Number	Exhibit Description	Form	Date	Number	Herewith
4.1	Third Amended and Restated Certificate of Incorporation of the Registrant (conformed to include the Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation filed on September 9, 2019).	10-K	June 3, 2020	3.1
4.2	Amended and Restated By-laws of the Registrant.	8-K	July 24, 2018	3.2
4.3	Form of Common Stock Certificate of the Registrant.	S-1/A	July 10, 2018	4.1
5.1	Opinion of Morgan, Lewis & Bockius LLP.				X
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.				X
23.2	Consent of Morgan, Lewis & Bockius LLP. Reference is made to Exhibit 5.1.				X
24.1	Power of Attorney. Reference is made to the signature page hereto.				X
99.1	Stock Option Grant Agreement, effective as of May 3, 2021, by and between Sushil Patel and the Registrant.	10-K	May 20, 2021	10.13
99.2	Restricted Stock Unit Grant Agreement, effective as of May 3, 2021, by and between Sushil Patel and the Registrant.	10-K	May 20, 2021	10.14

Item 9.	Undertakings.

(a)         The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Woburn, Commonwealth of Massachusetts on May 20, 2021.

REPLIMUNE GROUP, INC.

By:	/s/ Philip Astley-Sparke
Philip Astley-Sparke
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Philip Astley-Sparke and Jean Franchi, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorneys-in-fact and agents to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Philip Astley-Sparke	Chief Executive Officer and Director	May 20, 2021
Philip Astley-Sparke	(Principal Executive Officer)

/s/ Jean Franchi	Chief Financial Officer and Treasurer	May 20, 2021
Jean Franchi	(Principal Financial and Accounting Officer)

/s/ Robert Coffin	President and Chief Research & Development Officer and Director	May 20, 2021
Robert Coffin

/s/ Kapil Dhingra	Director	May 20, 2021
Kapil Dhingra

/s/ Hyam Levitsky	Director	May 20, 2021
Hyam Levitsky

/s/ Paolo Pucci	Director	May 20, 2021
Paolo Pucci

/s/ Jason Rhodes	Director	May 20, 2021
Jason Rhodes

/s/ Joseph Slattery	Director	May 20, 2021
Joseph Slattery

/s/ Sander Slootweg	Director	May 20, 2021
Sander Slootweg

/s/ Otello Stampacchia	Director	May 20, 2021
Otello Stampacchia

/s/ Dieter Weinand	Director	May 20, 2021
Dieter Weinand